                                                         QUANTUM CORPORATION

                                                             EXHIBIT 12

                                                 STATEMENT OF COMPUTATION OF RATIOS
                                                    OF EARNINGS TO FIXED CHARGES

                                                                                 Years Ended March 31,
                                                      ------------------------------------------------------------------------------
(In thousands)                                           1998             1997            1996              1995             1994
                                                      ------------------------------------------------------------------------------
Income (loss) before income taxes                     $ 230,814        $ 200,696        $(141,338)        $ 145,305        $   3,663
Add fixed charges                                        41,711           56,669           48,226            29,277           18,906
                                                      ---------        ---------        ---------         ---------        ---------
  Earnings (as defined)                               $ 272,525        $ 257,365        $ (93,112)        $ 174,582        $  22,569
                                                      =========        =========        =========         =========        =========

Fixed charges
  Interest expense                                    $  32,753        $  47,882        $  35,904         $  21,557        $  14,305
  Amortization of debt issuance costs                      (ii)             (ii)            2,427             1,458              577
  Estimated interest component of rent expenses           8,958            8,787            9,895             6,262            4,024
                                                      ---------        ---------        ---------         ---------        ---------
Total fixed charges                                   $  41,711        $  56,669        $  48,226         $  29,277        $  18,906
                                                      =========        =========        =========         =========        =========

Ratio of earnings to fixed charges                          6.5              4.5              (i)               6.0              1.2
                                                      =========        =========        =========         =========        =========


(i) Earnings (as defined) for fiscal 1996 were insufficient to cover fixed charges by $141.3 million.

(ii) In 1997 and 1998 the amortization of debt issuance costs is included in interest expense.

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